EXHIBIT 99.1
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                          LEUCADIA NAIONAL CORPORATION
                             315 PARK AVENUE SOUTH
                            NEW YORK, NEW YORK 10010
                                  212-460-1900


PRESS RELEASE

     FOR IMMEDIATE RELEASE
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April 7, 1997

Contact:    Ruth Klindtworth
            (212) 460-1900


              LEUCADIA NATIONAL CORPORATION ANNOUNCES EXTENSION OF
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            CONVERSION RIGHT FOR ITS 5 1/4% CONVERTIBLE SUBORDINATED
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                               DEBENTURES DUE 2003
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New York, New York...Leucadia National Corporation (NYSE and PSE--"LUK")
announced today that it is extending through May 12, 1997 the time during which holders of its outstanding 5 1/4% Convertible Subordinated Debentures due 2003 may convert the Debentures into Leucadia common shares, par value $1.00 per share (the "Common Shares"). The Debentures currently are convertible into Common Shares at a conversion price of $28.75 per $1,000 principal amount.

      The Debentures previously had been called for redemption on April 11, 1997 at a redemption price of 102.625% of principal amount, plus accrued interest through the April 11, 1997 redemption date, for a total redemption price of $1,036.46 per $1,000 principal amount (the "Redemption Price"). The Company voluntarily will amend the Indenture dated as of February 1, 1993 with First Trust National Association, as Trustee, to provide holders of the Debentures with this extended right to convert their Debentures.

      The Company is extending the right to convert the Debentures in view of the discussions in which it is currently engaged for the sale of certain of its insurance operations. As previously disclosed by the Company, the prices being discussed for such insurance operations are substantially in excess of the book value of these operations. Discussions are continuing, and therefore, any disclosure concerning a potential transaction would be premature at this time. However, while there can be no assurance that any transaction will be entered into or that if entered into, any such transaction will be consummated, in view of the potential significance such a transaction, if consummated, would have, the Company has


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April 7, 1997
Page 2

determined to extend the right to convert through May 12, 1997 by which time the Company believes further clarification will be possible.

      Any holder of Debentures who wishes to receive the Redemption Price, without additional interest, may do so by submitting the Debentures to the Trustee on or after April 11, 1997 pursuant to the terms of the Notice of Redemption previously issued by the Trustee.

      Any holder of Debentures who wishes to convert such Debentures (in whole or in part) may do so by delivering a properly completed Debenture to the Trustee at any time on or before 5:00 p.m. New York City time May 12, 1997. Upon such conversion, the holder will receive Common Shares based upon a conversion price of $28.75, representing 34.78 Common Shares per $1,000 principal amount. Any Debentures not converted on or before May 12, 1997 will be redeemed on May 12, 1997 at the original Redemption Price, without additional interest.